Exhibit 10.16
EMPLOYMENT AGREEMENT
          This EMPLOYMENT AGREEMENT (the “Agreement”) is dated July 2, 2009 (the “Effective Date”), and is entered into by and between EMDEON BUSINESS SERVICES LLC, a Delaware corporation (the “Company”, which shall include its subsidiaries and affiliates), and Mark Lyle (“Executive”). In consideration of the promises and mutual covenants contained herein (including, without limitation, the Company’s employment of Executive and the advantages and benefits thereby inuring to Executive) and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:
          1. Employment of Executive. The Company hereby employs Executive as Senior Vice President — Pharmacy Services and Executive hereby accepts such employment with the Company as of July 2, 2009 (the “Employment Commencement Date”). Executive will report to the Chief Executive Officer of the Company or his designee and perform such duties and services for the Company as may be designated from time to time, by the Chief Executive Officer or his designee. Notwithstanding the above, Company and Executive acknowledge that during the first 18 months of the Employment Period (as defined in Section 3 below), Executive shall report to the Chief Executive Officer of the Company and that Executive’s primary responsibilities are: (a) the current business operations of eRx Network, LLC and the Company’s existing pharmacy business segment (collectively the Company’s “Pharmacy Services Division”), (b) integrating the operations of the Company’s combined Pharmacy Services Division, and (c) such other duties and services as may be designated from time to time by the Chief Executive Officer.
Executive’s principal place of employment shall be at the offices of the Company in Fort Worth, Texas, but Executive shall have the discretion to work remotely, provided that such remote working arrangement does not interfere with the performance of Executive’s duties in accordance with this Agreement. Executive shall use his best and most diligent efforts to promote the interests of the Company and shall devote all of his business time and attention to his employment under this Agreement. Notwithstanding the foregoing, it shall not be a violation of this Agreement for Executive to (a) manage personal investments or (b) devote reasonable periods of time to charitable and community activities or, with the approval of the Chief Executive Officer, industry or professional activities, so long as such activities do not interfere with the performance of Executive’s duties in accordance with this Agreement. Executive acknowledges that he will be required to travel in connection with the performance of his duties.
          2. Compensation and Benefits.
          2.1 Salary. Commencing on the Employment Commencement Date, Executive shall be paid for his services during the Employment Period (as defined below) a base salary at the annual rate of $273,880.00. Any and all increases to Executive’s base salary (as it may be increased, the “Base Salary”) shall be determined by the Company in its sole discretion. Such Base Salary shall be payable in equal installments, no less frequently than bi-monthly, pursuant to the Company’s customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.
          2.2 Bonus. During the Employment Period, Executive shall be eligible to receive an annual bonus, the target of which is 40% of Base Salary, which amount shall be determined in the sole discretion of the Board (or such committee as may be designated by the Board) (the “Annual Bonus”). Such Annual Bonus shall be based on the performance of the Executive, the Pharmacy Services Division and the Company, and shall be payable at such time as executive officer bonuses are paid generally so long as Executive remains in the employ of the Company on the payment date. For the year ending December 31, 2009, Executive’s Annual Bonus opportunity shall be prorated from the Employment Commencement Date.
          2.3 Benefits. Commencing January 1, 2010 and thereafter during the Employment Period, Executive shall be entitled to participate, on the same basis and at the same level as other similarly situated executives of the Company, in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of the Company now existing or hereafter established (“Benefit Plans”) to the extent that he is eligible under the general provisions thereof. For the year ending December 31, 2009, Executive shall be eligible to maintain his participation in the benefit plans of eRx Network, LLC in which he participated immediately prior to the Commencement Date and which continue to be maintained by the Company. Executive shall be entitled to vacation time consistent with the Company’s policies; provided that Executive shall receive service credit for his eight (8) years of employment with eRx Network, LLC. The date or dates of such vacations shall be selected by Executive having reasonable regard to the business needs of the Company. If Executive works at a remote location as contemplated in Section 1, then those particular business days when Executive is not in the office shall not be considered to constitute vacation days.
          2.4 Stock-Based Awards. Upon approval of the Board of Directors of Emdeon Inc., you will be eligible to receive an option to purchase 80,000 shares of Emdeon Inc Class A common stock (the “Shares”) under the Emdeon Inc. 2009 Equity Incentive Plan (the “2009 Equity Plan”). The Shares will vest annually at a rate of 25% per year and will be subject to the terms and conditions of the 2009 Equity Plan and the award agreement which you will be required to sign in order to participate in the 2009 Equity Plan.
          3. Employment Period. Executive’s employment under this Agreement shall commence as of the Employment Commencement Date and shall continue for three (3) years from the Employment Commencement Date (the “Initial Employment Period”). Following the Initial Employment Period, this Agreement shall automatically renew annually for additional terms of one year (the “Additional Term(s)”), unless either the Company or Executive notifies the other party in writing at least 60 days prior to the end of the Initial Employment Period or any Additional Term of its intent to terminate this Agreement. Notwithstanding the foregoing, the Executive acknowledges that either the Company or Executive can terminate such employment at any time, for any reason, with or without notice, subject to the consequences set forth herein. The entire period of Executive’s employment, inclusive of the Initial Employment Period and any Additional Term(s), shall be referred to as the “Employment Period”.
          4. Termination of Employment.
          4.1 Termination by the Company for Cause. The Company may terminate Executive’s employment for Cause, as defined below, at any time without notice.
          (a) If the Company terminates Executive’s employment for Cause, the Company shall have no obligation to Executive other than the payment of Executive’s earned and unpaid compensation, vested and accrued benefits under the Company’s ERISA based plans and accrued but unreimbursed expenses subject to the provisions of Section 6.11 (collectively, the “Accrued Obligations”), to the effective date of such termination (the “Date of Termination”). If Executive is terminated for Cause, then the Company shall have no obligation to pay Executive for the remainder of the Initial Employment Period or any Additional Term.
          (b) For purposes of this Agreement, the term “Cause” shall mean any of the following:
     (i) Executive’s failure to comply with the employment policies of the Company or any affiliate, or a material breach of this Agreement, any of which are not cured to the reasonable satisfaction of the Board within fifteen (15) days of written notice to the Executive of such failure to so comply;
     (ii) Executive’s commission of any material act of dishonesty, breach of trust or misconduct in connection with performance of employment-related duties; and
     (iii) Executive’s conviction of, or pleading guilty or nolo contendere to, any felony or to any crime involving dishonesty, theft or unethical business conduct, or conduct which could impair or injure the Company or its reputation.
          4.2 Termination by the Company Without Cause;.
          (a) The Company may terminate Executive’s employment without Cause at any time after the first 120 days of the Initial Employment Period. If the Company terminates Executive’s employment without Cause during the Initial Employment Period or any Additional Term, the Company shall have the following obligations to Executive (but excluding any other obligation to Executive pursuant to this Agreement):

     (i) payment of the Accrued Obligations;
     (ii) the continuation of his Base Salary (at the rate in effect at the time of such termination), as severance, for a period of twelve (12) months (the “Severance Period”), each payment being a separate payment due on the same fixed schedule that the Company follows for its regular payroll, subject to the provisions of Section 6.11;
     (iii) if Executive timely elects to continue his health insurance pursuant to COBRA, the Company shall pay that portion of the premium that it pays for active employees with similar coverage during the Severance Period or, if earlier, until such time as Executive is eligible for comparable coverage with a subsequent employer (and Executive shall promptly notify the Company if he becomes eligible for comparable coverage), subject to the provisions of Section 6.11.
provided, however, that the continuation of such salary and benefits shall cease on the occurrence of any circumstance or event that would constitute Cause under Section 4.1 of this Agreement (including any breach of the restrictive covenants referenced and incorporated in Section 5 below or any similar restrictive covenants to which Executive is bound).
          4.3 Release. Executive acknowledges that he must execute and not revoke a release of claims in a form provided by the Company within the time period provided in the release in order to receive the payments and benefits under this Section 4 resulting from Executive’s separation from service. Provided that Executive complies with the foregoing sentence, the payments will begin to be processed with the Company’s next payroll cycle after the appropriate revocation period has elapsed and in no event later than the 60th day following Executive’s separation from service.
          5. Restrictive Covenants. Executive acknowledges that he has executed a Trade Secret and Proprietary Information Agreement (attached hereto as Exhibit A), and the terms of said Agreement are incorporated herein by reference.
          6. Miscellaneous.
          6.1 Representations and Covenants.
          (a) In order to induce the Company to enter into this Agreement, Executive makes the following representations and covenants to the Company and acknowledges that the Company is relying upon such representations and covenants: (i) No agreements or obligations exist to which Executive is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement. Executive will abide by any agreements that protect proprietary information or any other information of another company while Executive is performing his duties hereunder and after his employment has terminated; (ii) Executive, during his employment, shall use his best efforts to disclose to the Board and the Chief Executive Officer of the Company in writing or by other effective method any bona fide information known by him and not known to the Board and/or the Chief Executive Officer of the Company that he reasonably believes would have any material negative impact on the Company.
          (b) In order to induce the Executive to enter into this Agreement, the Company makes the following representations and covenants to the Executive and acknowledges that the Executive is relying upon such representations and covenants: Pursuant to authorization by the Board of Directors of the Company, the Company has caused this Agreement to be executed by an officer duly authorized to act in the Company’s name and on its behalf.
          6.2 Entire Agreement. This Agreement and the Trade Secret and Proprietary Information Agreement (incorporated herein by reference) contain the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior agreements and understandings between the parties with respect to such subject matter. This Agreement supersedes any agreement the Executive had with eRx Network, L.L.C. with respect to the subject matter herein or incorporated herein by reference.
          6.3 Notices. Any notice necessary under this Agreement shall be addressed to the General Counsel of the Company at its principal executive office and to the Executive at the address appearing in the personnel records of Company for Executive or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any notice shall be deemed effective upon receipt thereof by the addressee, or two (2) days after such notice has been mailed, return receipt requested, or sent by a nationally recognized overnight courier service, whichever comes first.
          6.4 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof.
          6.5 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee or purchaser of all or substantially all of the Company’s business and properties. The Company may assign its rights and obligations under this Agreement to any of its subsidiaries or affiliates without the consent of Executive. The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place. Executive’s rights or obligations under this Agreement may not be assigned by Executive, except that the rights specified in Section 4.2 shall pass upon Executive’s death to Executive’s executor or administrator.

          6.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          6.7 Governing Law; Forum; This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of Tennessee applicable to contracts executed and to be wholly performed within such State.
          6.8 Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated.
          6.9 Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.
          6.10 Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.
          6.11 Section 409A. It is intended that (1) each installment of the payments provided under the Agreement is a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in the Agreement, if the Company determines (i) that on the date Executive’s employment with the Company terminates or at such other times that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)) of the Company and (ii) that any payments to be provided to Executive pursuant to the Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under the Agreement then such payments shall be delayed until the date that is six months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of Executive’s death. Any payments delayed pursuant to this Section 6.11 shall be made in lump sum on the first day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Executive’s death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.
          6.12 Legal Consultation. Executive acknowledges that he has had ample and reasonable opportunity to seek the advice of independent legal counsel of Executive’s own choosing with respect to his rights and obligations and the legal effect of this Agreement; that he has in fact sought such advice; and that he has read the Agreement, is fully aware of its contents, and fully understands its meaning and legal effect.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMDEON BUSINESS SERVICES LLC
By:	/s/ Gregory T. Stevens
Name:	Gregory T. Stevens
Title:	Secretary

EXECUTIVE:
/s/ Mark Lyle
Mark Lyle

ANNEX A
TRADE SECRET AND PROPRIETARY INFORMATION AGREEMENT
     This Agreement is ancillary to my Employment Agreement with Emdeon Business Services LLC. In consideration for my Employment Agreement and the promises contained herein, I hereby agree as follows:
     1. Confidentiality.
     (a) Trade Secret and Proprietary Information. To assist in the performance of my duties to the Company and as consideration for my execution of this Trade Secret and Proprietary Information Agreement, the Company promises to provide me with valuable information, some of which will be considered Trade Secret and Proprietary Information. Information relating to the Company’s Business (as defined below) that provides the Company with a competitive advantage, which is not generally known by, nor easily learned or determined by, persons outside the Company is considered Trade Secret and Proprietary Information. The term Trade Secret and Proprietary Information includes, but is not limited to: (a) specifications, manuals, software in various stages of development; (b) customer and prospect lists, and details of agreements and communications with customers and prospects; (c) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) computer programs; (g) sources of supply; (h) identity of specialized consultants and contractors and Trade Secret and Proprietary Information developed by them for the Company; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; (k) patient information, including without limitation Protected Health Information as defined in 45 C.F.R. 164.501 and (l) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Trade Secret and Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Trade Secret and Proprietary Information shall not include such information that (i) is generally available to the public (other than as a result of a disclosure by me), (ii) was disclosed to me by a third party under no obligation to keep such information confidential or (iii) was known by me prior to, and not as a result of, my employment or anticipated employment with the Company.
     (b) Duty of Confidentiality. I agree at all times, both during and after my employment with the Company, to hold all of the Company’s Trade Secret and Proprietary Information in a fiduciary capacity for the benefit of the Company and to safeguard all such Trade Secret and Proprietary Information. I also agree that I will not directly or indirectly disclose or use any such Trade Secret and Proprietary Information to any third person or entity outside the Company, except as may be necessary in the good faith performance of my duties for the Company. I further agree that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets. Notwithstanding anything in this Agreement to the contrary, I understand that I may disclose the Company’s Trade Secret and Proprietary Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process, provided that I give the Company prompt notice of any and all such requests for disclosure so that it has ample opportunity to take all necessary or desired action, to avoid disclosure.
     (c) Unfair Competition. I acknowledge that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s Trade Secret and Proprietary Information and Company Property.
     (d) Intellectual Property and Inventions. I acknowledge that all developments, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof relating to the past, present, or future business of the Company that I, alone or jointly with others, may have discovered, conceived, created, made, developed, reduced to practice, or acquired during my employment with the Company (collectively, “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and I hereby assign to the Company all of my rights, titles, and interest in and to all such Developments, if any. I agree to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge, and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any and all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by me or made available to me concerning the Developments or otherwise concerning the past, present, or planned business of the Company are the property of the Company, and will be delivered to the Company immediately upon the termination of my employment with the Company.
     (e) Competitive Business. I acknowledge that a Competitive Business shall mean: (i) any enterprise engaged in establishing electronic linkages between individual healthcare providers, patients, and payors (including, without limitation, insurance companies, HMO’s, pharmacy benefits management companies, and/or self-insured employer groups) for the purpose of facilitating or conducting financial, administrative and clinical communication and/or transactions; (ii) any enterprise engaged in any other type of business in which the Company or one of its affiliates is also engaged, or plans to be engaged, so long as I am directly involved in such business or planned business on behalf of the Company or one of its affiliates.
     2. Non-Solicitation of Employees, Customers. I acknowledge that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s Trade Secret and Proprietary Information. In order to protect the Company’s Trade Secret and Proprietary Information;
          (i) during my employment with the Company and for a period of two years after the termination of such employment for any reason (the “Restricted Period”), I will not, without the Company’s express written permission, directly or indirectly solicit, induce, hire, engage, or attempt to hire or engage any employee or independent contractor of the Company, or in any other way interfere with the Company’s employment or contractual relations with any of its employees or independent contractors, nor will I solicit, induce, hire, engage or attempt to hire or engage any individual who was an employee of the Company at any time during the one year period immediately prior to the termination of my employment with the Company
          (ii) during the Restricted Period, I will not, without the Company’s express written permission, directly or indirectly contact, call upon or solicit, on behalf of a Competitive Business, any existing or prospective client, or customer of the Company who I serviced, or otherwise developed a relationship with, as a result of my employment with the Company, nor will I attempt to divert or take away from the Company the business of any such client or customer.
     3. Restrictions on Competitive Employment. In order to protect the Company’s Trade Secret and Proprietary Information, during the Restricted Period, I will not (as principal, agent, employee, consultant, director or otherwise), anywhere in the United States and Canada, directly or indirectly, without the prior written approval of Emdeon Business Services LLC, engage in, or perform any services for, a Competitive Business. Notwithstanding the foregoing, I understand that I may have an interest consisting of publicly traded securities constituting less than 1 percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as I am not employed by and do not consult with, or become a director of or otherwise engage in any activities for, such company. The Restricted Period shall be extended by the length of any period during which I am in breach of the terms of this paragraph.
     4. Injunctive Remedies. I acknowledge and agree that the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. I further acknowledge and agree that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish my ability to earn a livelihood or create or impose upon me any undue hardship. I also agree that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.
     5. Severability Provision. I acknowledge and agree that the restrictions imposed upon me by the terms, conditions, and provisions of this Agreement are fair, reasonable, and reasonably required for the protection of the Company. In the event that any part of this Agreement is deemed invalid, illegal, or unenforceable, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect. In the event that the provisions of any of Sections 1, 2, or 3 of this Agreement relating to the geographic area of restriction, the length of restriction or the scope of restriction shall be deemed to exceed the maximum area, length or scope that a court of competent jurisdiction would deem enforceable, said area, length or scope shall, for purposes of this Agreement, be deemed to be the maximum area, length of time or scope that such court would deem valid and enforceable, and that such court has the authority under this Agreement to rewrite (or “blue-pencil”) the restriction(s) at-issue to achieve this intent.
     6. Non-Waiver. Any waiver by the Company of my breach of any term, condition, or provision of this Agreement shall not operate or be construed as a waiver of the Company’s rights upon any subsequent breach.
     7. Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, I HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY LITIGATION CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF THE COMPANY OR ME, OR ANY EXERCISE BY THE COMPANY OR ME OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE COMPANY TO ISSUE AND ACCEPT THIS AGREEMENT.
     8. Continuation of Employment. This Agreement does not constitute a contract of employment or an implied promise to continue my employment or status with the Company; nor does this agreement affect my rights or the rights of the Company to terminate my employment status at any time with or without cause or notice.
     9. Effect on Other Agreements. Company and I acknowledge that in addition to this Agreement, I have entered into a Restrictive Covenant Agreement with and among EBS Master LLC, a Delaware limited liability company, Envoy LLC, a Delaware limited liability company which is a wholly-owned indirect subsidiary of EBS Master LLC, Emdeon Merger Sub LLC, a Texas limited liability company which is a wholly-owned subsidiary of Envoy LLC, and eRx Network, L.L.C., a Texas limited liability company. Such Restrictive Covenant Agreement is ancillary to a Merger Agreement of approximately even date, executed by and among the same parties. This Agreement and the Restrictive Covenant Agreement shall both be enforceable and neither shall be construed to supersede the other.
     10. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of Tennessee, without regard to principles of conflict of laws.
TSPI ACCEPTANCE:

/s/ Mark Lyle Mark Lyle	Date: 7/1/2009

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